Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 6, 2015

(Supplementing the Preliminary Prospectus Supplement dated July 6, 2015)

Registration No. 333-195855

The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement (the “Prospectus”) dated July 6, 2015 (including the documents incorporated by reference therein) filed by EnteroMedics Inc. (the “Company”) with the SEC on July 6, 2015. The Prospectus is available on the SEC’s website at:

http://edgar.sec.gov/Archives/edgar/data/1371217/000119312515245548/d27889d424b2.htm

On July 6, 2015, an employee of the Company sent an email to a current stockholder of the Company responding to a question about the termination of the Company’s prior public offering and the launch of the offering to which the Prospectus relates. The Company’s response, which is set forth below, was then posted on an internet message board without the knowledge of the Company.

The offering that we initiated last week was not approved by NASDAQ due to an unforeseen issue with the original terms, therefore, we were required to terminate that offering prior to closing it, which was scheduled for today. Fortunately, we still have strong support for the company and therefore we have been able to reoffer the units under different terms.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by contacting Syndicate Department of Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone/email at (800) 225-6201/prospectus@canaccordgenuity.com.